SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
                               ANY AND ALL OF THE
                       OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                       OF
                              WCI COMMUNITIES, INC.
                                       AT
                              $22.00 NET PER SHARE
                                       BY
                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                       ICAHN PARTNERS MASTER FUND II L.P.
                       ICAHN PARTNERS MASTER FUND III L.P.
                                       AND
                         HIGH RIVER LIMITED PARTNERSHIP
                          ----------------------------

--------------------------------------------------------------------------------

              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
            MIDNIGHT, NEW YORK CITY TIME, ON MAY 18, 2007, UNLESS THE
                    OFFER IS EXTENDED (THE "EXPIRATION DATE")

--------------------------------------------------------------------------------

                                    IMPORTANT

     Icahn Partners LP, a Delaware  limited  partnership,  Icahn Partners Master
Fund LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund II L.P., a Cayman Islands exempted limited partnership, Icahn Partners Master Fund III L.P., a Cayman Islands exempted limited partnership, and High River Limited Partnership, a Delaware limited partnership (collectively, the "Offeror"), hereby supplement and amend their Offer to Purchase, dated March 23, 2007. The Offeror is offering to purchase any and all of the outstanding shares of common stock of WCI Communities, Inc. ("WCI" or the "Company") and the rights to purchase certain preferred stock associated with the shares of common stock issued pursuant to the Rights Agreement, dated as of January 30, 2007 (as amended, the "Rights Agreement"), between WCI and Computershare Trust Company, N.A., as rights agent (the "Rights" and, together with the common stock, the "Shares") for $22.00 per share in cash, upon the terms and subject to the conditions set forth in (i) the Offer to Purchase, dated March 23, 2007, (ii) this Supplement thereto (such Offer to Purchase as amended and supplemented by this Supplement, the "Offer to Purchase") and (iii) the related Letter of Transmittal (which collectively constitute the "Offer"). Unless the context otherwise requires, capitalized terms used in this Supplement but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

     As used herein, the term Offeror refers to Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P., Icahn Partners Master Fund III L.P. and High River Limited Partnership, collectively. Accordingly, each of the Offerors is making the Offer collectively.


THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF WCI COMMUNITIES, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF WCI COMMUNITIES, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE
SCHEDULE  14A FILED WITH THE  SECURITIES  AND EXCHANGE  COMMISSION  ON APRIL 30,
2007.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON ITS MERITS OR FAIRNESS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.

May 11, 2007

                               SUMMARY TERM SHEET

The response to the question DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT? is hereby amended by adding the following sentence thereto:

     "The Offeror currently does not have any alternative financing plans."

The response to the question ARE THERE ANY CONSEQUENCES OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY OF WHICH I SHOULD BE AWARE? is hereby amended and restated in its entirety as follows:

    "o If we become the owner of more than 50% of common stock, including as a result of the consummation of the offer, or

     o    If our  nominees  to the board  are  elected  and,  in the case of the
          senior   subordinated  notes  described  below,  their  nomination  or election is not approved by the current board;

The lenders under the Company's senior credit facilities will have the right to cause all unpaid amounts to be immediately due and payable. We believe there is currently approximately $1.1 billion outstanding under these facilities. In addition, the holders of various senior subordinated notes of the Company will have the right to require the Company to repurchase these notes generally within ninety days or more, at, in most cases, 101% of the par value of such notes plus accrued interest. We believe there is currently approximately $650 million of these notes outstanding. In addition, generally, if the Company fails to pay the outstanding indebtedness under any of its senior credit facilities when due, including as a result of an acceleration of the maturity dates as described above, there will occur an event of default under the indentures governing these notes which will enable the holders to declare the notes to become immediately due and payable. We are currently exploring various refinancing options with respect to this indebtedness, however, we are unable to ascertain the terms and conditions of any refinancing because of the current inability of potential financing sources to conduct a comprehensive due diligence review of the Company without the consent of the current board of directors. Notwithstanding, we are highly confident that adequate refinancing options will be available to the Company once potential financing sources are permitted to conduct a due diligence review. In addition, we expect that if our nominees are elected to the board, they will, subject to their fiduciary duties, allow potential financing sources to conduct a due diligence review. The inability to obtain any refinancing on acceptable terms could result in the bankruptcy of the Company or could otherwise have a material adverse effect on the Company. To obviate the necessity to refinance the Company's senior subordinated notes, the current board of directors may approve the nomination or election to the board of directors of our nominees so as to avoid the repurchase obligations of the Company in respect of the senior subordinated notes as described above. We believe that the fiduciary duties of the board may require them to do so. The foregoing description of the Company's indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the Securities and Exchange Commission. We take no responsibility for the accuracy or completeness of those filings. See Section 7. Notwithstanding the foregoing possible effects, we intend to consummate the offer if all the conditions to the offer are met."

The last sentence to the response to the question WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS CONSUMMATED? is hereby amended and restated in its entirety as follows:

"If elected, we expect the slate nominated by us, in a manner consistent with their fiduciary duties, to properly marshal these unique assets through the current residential housing industry downturn."


                                THE TENDER OFFER

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

The following sentence is hereby added to the end of the paragraph under the heading "DETERMINATION OF VALIDITY":

"Notwithstanding anything herein to the contrary, security holders may challenge a determination made by the Offeror in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties."

3. WITHDRAWAL RIGHTS.

The following sentence is hereby added to the final paragraph of this section:

"Notwithstanding anything herein to the contrary, security holders may challenge a determination made by the Offeror in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties."

5. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The first sentence of this section is hereby amended and restated in its entirety as follows:

"This  section   contains  a  summary  of  material  U.S.   federal  income  tax
consequences of the sale of Shares pursuant to the Offer."

The first sentence under the heading "EXCHANGE OF SHARES FOR CASH" is hereby amended and restated in its entirety as follows:

"A stockholder of the Company who holds Shares as "capital assets" within the meaning of Section 1221 of the Code at the effective time of the sale of Shares and who receives cash pursuant to the Offer will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares surrendered."

The second sentence under the heading "EXCHANGE OF SHARES FOR CASH" is hereby deleted.

The sentence immediately prior to the bullet point list under the heading "FOREIGN STOCKHOLDERS; SPECIAL RULES FOR SALE OF SHARES IN UNITED STATES REAL PROPERTY HOLDING COMPANIES" is hereby amended and restated in its entirety as follows:

"Any gain realized by a foreign stockholder on the sale of Shares pursuant to the Offer will not be subject to United States federal income tax unless:"

9. SOURCE AND AMOUNT OF FUNDS.

The following sentence is hereby added to the end of this section:

"The Offeror currently does not have any alternative financing plans."

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

The last sentence under the heading "PLANS FOR THE COMPANY" is hereby amended and restated in its entirety as follows:

"If elected, the Offeror expects the slate nominated by the Icahn Parties, in a manner consistent with their fiduciary duties, to properly marshal these unique assets through the current residential housing industry downturn."

12. CERTAIN EFFECTS OF THE OFFER.

The disclosure under the heading "EFFECT ON THE INDEBTEDNESS OF THE COMPANY" is hereby amended and restated in its entirety as follows:

"In the event that (i) the Offeror becomes the beneficial owner, directly or indirectly, of more than 50% of the Shares of Common Stock, including as a result of the consummation of the Offer, or (ii) the Offeror's nominees have been elected to the Company's board and constitute a majority of the Company's board and, in the case of the senior subordinated notes described below, the nomination or election of the Offeror's nominees to the Company's board is not approved by the current board of directors, (a) under each of the Company's senior credit facilities (under which the Offeror believes there is an aggregate of approximately $1.1 billion outstanding indebtedness), the respective lenders holding at least two-thirds of the outstanding indebtedness under such credit facility will have the right to immediately cause all unpaid amounts under such credit facility to be immediately due and payable and (b) the holders of various senior subordinated notes of the Company (of which the Offeror believes there are approximately $650 million outstanding in the aggregate) will have the right to require the Company to repurchase such notes generally within ninety days or more, at, in most cases, 101% of the par value of such notes plus accrued interest. In addition, generally, if the Company fails to pay the outstanding indebtedness under any of its senior credit facilities when due, including as a result of an acceleration of the maturity dates as described above, there will occur an event of default under the indentures governing the Company's senior subordinated notes which will enable the holders of such notes to declare such notes to become immediately due and payable. The Offeror is currently exploring various refinancing options with respect to this indebtedness, however, the Offeror is unable to ascertain the terms and conditions of any such refinancing because of the current inability of potential financing sources to conduct a comprehensive due diligence review of the Company without the consent of the current board of directors. Notwithstanding, the Offeror is highly confident that adequate refinancing options will be available to the Company once potential financing sources are permitted to conduct such a due diligence review. In addition, the Offeror expects that if the Offeror's nominees are elected to the board, they will, subject to their fiduciary duties, allow potential financing sources to conduct such a due diligence review. There can be no assurance that the Company will be able to obtain any such refinancing or that the terms and conditions of any such refinancing will be acceptable to the Company. The inability to obtain any such refinancing on acceptable terms could result in the bankruptcy of the Company or could otherwise have a material adverse effect on the Company. To obviate the necessity to refinance the Company's senior subordinated notes, the current board of directors may approve the nomination or election to the board of directors of the Offeror's nominees so as to avoid the repurchase obligations of the Company in respect of the senior subordinated notes as described above. The Offeror believes that the fiduciary duties of the board may require them to do so. The foregoing description of the indebtedness of the Company is qualified in its entirety by reference hereto to the definitive documents governing such indebtedness, copies of which have been filed by the Company with the SEC. The Offeror takes no responsibility for the accuracy or completeness of the Company's filings with the SEC. See Section 7. NOTWITHSTANDING THE FOREGOING POSSIBLE EFFECTS ON THE COMPANY'S INDEBTEDNESS, THE OFFEROR INTENDS TO CONSUMMATE THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE MET."

14. CERTAIN CONDITIONS OF THE OFFER.

Condition (d) of this section is hereby amended and restated in its entirety as follows:

"(d) there shall have been threatened, in writing, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;"

Condition (g) of this section is hereby amended and restated in its entirety as follows:

"(g) any change or development shall have occurred since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of the Company which is outside the ordinary course of the Company's business or may be materially adverse to the Company, or the Offeror shall have become aware of any fact that has not been previously publicly disclosed by the Company that could reasonably be expected to have a material adverse effect on the value of the Shares;"

The second sentence of the last paragraph of this section is hereby amended and restated in its entirety as follows:

"The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right prior to the consummation of the Offer, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the consummation of the Offer. All conditions to the Offer must be satisfied or waived prior to the Expiration Date."


May 11, 2007

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    American Stock Transfer & Trust Company


By Mail or Overnight         By Facsimile                By Hand:
Courier:                     Transmission
                             (for eligible
                             institutions only):
--------------------------------------------------------------------------------
American Stock Transfer      American Stock Transfer     American Stock Transfer
& Trust Company              & Trust Company             & Trust Company
Attention: Reorganization    Attention: Reorganization   Attn:  Reorganization
Department                   Department                  Department
6201 15th Avenue             Facsimile:  718-234-5001    59 Maiden Lane
Brooklyn, NY 11219           To confirm: 1-877-248-6417  Plaza Level
                                                         New York, NY 10038
--------------------------------------------------------------------------------

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

         Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885

                        Email: wci@mackenziepartners.com